Exhibit 99.CODE

ALTABA INC.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR

FINANCIAL OFFICERS

I.	Covered Officers/Purpose of the SOX Code of Ethics

This code of ethics is adopted under Section 406 of the Sarbanes-Oxley Act (the “SOX Code of Ethics”) and applies to the Fund’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to the SEC and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this SOX Code of Ethics to an appropriate person or persons identified in this SOX Code of Ethics; and

•	accountability for adherence to this SOX Code of Ethics.

Each Covered Officer should adhere to a high standard of business ethics, comply with applicable law, cultivate a culture that emphasizes a commitment to compliance and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interests interfere with, or appear to interfere with, the interests of the Fund.

This SOX Code of Ethics recognizes that the Covered Officers are subject to certain conflicts of interest inherent in the operation of the Fund. This SOX Code of Ethics also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Fund govern the Covered Officers’ conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Fund, including:

•	the 1940 Act; and

•	the Code of Ethics adopted by the Fund pursuant to Rule 17j-1(c) under the 1940 Act (the “17j-1 Code of Ethics”).

The provisions of the 1940 Act and the 17j-1 Code of Ethics are referred to herein collectively as the “1940 Act Conflict Rules.”

This SOX Code of Ethics is different from, and is intended to supplement, the 1940 Act Conflict Rules. Accordingly, a violation of the 1940 Act Conflict Rules by a Covered Officer is hereby deemed not to be a violation of this SOX Code of Ethics, unless and until the Independent Directors shall determine that any such violation of the 1940 Act Conflict Rules is also a violation of this SOX Code of Ethics.

Certain conflicts of interest are covered by this SOX Code of Ethics, even if such conflicts of interest are not subject to the provisions of the 1940 Act. The following list provides examples of conflicts of interest under this SOX Code of Ethics, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

•

not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

•

not use material non-public knowledge of portfolio or other transactions made or contemplated by the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that may be discussed with counsel if material. Examples of these include:

•	service as a director on the board of any public or private company in which the Fund may invest or with which the Fund has a material business relationship;

•	the receipt of any non-nominal gifts;

•

the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers;

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions, for selling or repurchasing the Fund’s shares, or for borrowing money, other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership; and

•

the receipt of any non-nominal gifts or entertainment from any company with which the Fund has current or prospective business dealings with respect to effecting portfolio transactions, for selling or repurchasing the Fund’s shares, or for borrowing money unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

If a Covered Officer is in doubt as to the application or interpretation of this SOX Code of Ethics, he/she should consult with, and make full disclosure of all relevant facts and circumstances to, the CCO.

III.	Disclosure and Compliance

Each Covered Officer should become familiar with the disclosure requirements generally applicable to the Fund.

Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s shareholders and auditors, governmental regulators, and self-regulatory organizations.

Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund with the goal of promoting full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in the reports and documents the Fund files with or submits to the SEC and in other public communications made by the Fund.

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by this policy and applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•

upon adoption of this SOX Code of Ethics (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read, and understands this SOX Code of Ethics (see Exhibit A);

•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of this SOX Code of Ethics (see Exhibit A);

•	not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the CCO promptly if the Covered Officer knows of any violation of this SOX Code of Ethics. Failure to do so is itself a violation of this SOX Code of Ethics.

The CCO is responsible for applying this SOX Code of Ethics to specific situations in which questions are presented under it and has the authority to interpret this SOX Code of Ethics in any particular situation. However, any approvals or waivers sought by the Covered Officer will be considered by the Board.

The Fund will follow these procedures in investigating and enforcing this SOX Code of Ethics:

The CCO will take all appropriate action to investigate any potential violations reported to the CCO.

If, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action.

Any matter that the CCO believes, after investigation, is a violation, will be reported to the Independent Directors.

If the Independent Directors determine that a violation has occurred, it will consider appropriate action, which may include appropriate disciplinary action and preventative action; review of and appropriate modifications to applicable policies and procedures; or a recommendation to dismiss the Covered Officer.

The Independent Directors will be responsible for granting waivers, as appropriate.

Any changes to, or waivers of, this SOX Code of Ethics will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This SOX Code of Ethics shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The 1940 Act Conflict Rules are separate requirements applying to the Covered Officers and others and are not part of this SOX Code of Ethics.

VI.	Amendments

Any amendments to this SOX Code of Ethics, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Directors.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this SOX Code of Ethics will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this SOX Code of Ethics, such matters shall not be disclosed to anyone other than the Board and its counsel.

VIII.	Internal Use

This SOX Code of Ethics is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Adopted: June 16, 2017

Adopted as Modified: February 12, 2025